Exhibit 99.1

Coherus BioSciences Mourns the Passing of Board Member Dr. Samuel Nussbaum

REDWOOD CITY, Calif., Sept. 29, 2021 (GLOBE NEWSWIRE) — It is with profound sadness that Coherus BioSciences, Inc. (Nasdaq: CHRS) announces the passing of board member Samuel Nussbaum, M.D. During his distinguished career, Dr. Nussbaum worked as a physician, researcher, professor, and healthcare executive. He had been a director of the Company since May 2018.

“We will greatly miss Sam and his tremendous support for Coherus. Long before joining the Coherus board, he lived a mission of providing greater access to life-changing medicines,” said Denny Lanfear, CEO of Coherus. “We were privileged to benefit from his guidance and counsel during his time on our Board, and I will forever be grateful for his service. The entire Coherus team offers our condolences to the Nussbaum family at this time.”

From 2000 to 2016, Dr. Nussbaum served as Executive Vice President, Clinical Health Policy, and Chief Medical Officer for Anthem. Since retiring from Anthem, Dr. Nussbaum served as a strategic advisor to life science companies, health care systems and provider organizations, and life science investors.

Dr. Nussbaum’s long and varied career began with two decades at Harvard Medical School and Massachusetts General Hospital where he led the Clinical Endocrine Group Practice. He earned his B.A. from New York University and his M.D. from Mount Sinai School of Medicine. He trained in internal medicine at Stanford University and Massachusetts General Hospital and in endocrinology at Harvard Medical School and Massachusetts General Hospital.

About Coherus BioSciences

Coherus is a commercial stage biopharmaceutical company with the mission to increase access to cost-effective medicines that can have a major impact on patients’ lives and to deliver significant savings to the health care system. For additional information, please visit www.coherus.com.

Coherus Contact Information:

Cheston Turbyfill

Vice President, Communications

IR@coherus.com